(d)(10)(iii)

November 18, 2014

Voya Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258-2034

Re:                             Expense Limitations

Ladies and Gentlemen:

In accordance with the expense limitation agreement between Voya Investments, LLC ( “Voya Investments”) and Voya Equity Trust , dated November 18, 2014 (the “Expense Limitation Agreement”) with regard to Voya Growth Opportunities Fund (the “Fund”), Voya Investments has waived all or a portion of its investment management fee and/or reimbursed expenses.  By our execution of this letter agreement, intending to be legally bound hereby, Voya Investments, the adviser to the Fund, agrees that Voya Investments shall, from November 18, 2014 through October 1, 2015, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratio of the Class R shares of the Fund shall be as follows:

Maximum Operating Expense Ratio (as a percentage of average net assets)
Name of Fund	Class R
Voya Growth Opportunities Fund	1.45%

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We are willing to be bound by this letter agreement to lower our fee for the period from

November 18, 2014 through October 1, 2015.  The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply, subject to possible recoupment by Voya Investments within three years.  This letter agreement shall terminate upon termination of the Expense Limitation Agreement.

This letter agreement replaces the previous letter agreement, dated May 30, 2014

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of Voya Equity Trust.

Voya Investments, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Your signature below acknowledges acceptance of this Agreement:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Equity Trust